EXHIBIT 32.1

STATEMENT OF THE CHIEF EXECUTIVE OFFICER OF KNOLOGY, INC.

PURSUANT TO 18 U.S.C. S. 1350

The undersigned hereby certifies in his capacity as an officer of Knology, Inc. (the “Company”) that, to his knowledge, this amended annual report on Form 10-K/A for the period ended December 31, 2002, as filed with the Securities and Exchange Commission on the date hereof (this “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 20, 2003	/s/ Rodger L. Johnson
Rodger L. Johnson
President and Chief Executive Officer